CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-121194, as amended by Post-Effective Amendment No.1 filed on April 26, 2007, 333-166539 and 333-142384 on Form S-8 of our report dated February 28, 2012, relating to the consolidated financial statements of Alexander & Baldwin, Inc. and subsidiaries and the effectiveness of Alexander & Baldwin, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Honolulu, Hawaii
February 28, 2012